UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM S-1/A
                                AMENDMENT NO. 1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ALPHA MUSIC MFG CORP.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Florida                         3562                   22-3980583
 ---------------------------       -----------------           --------------
(State or other jurisdiction      (Primary Industrial         (I.R.S. Employer
     of Incorporation)            Classification Code)       Identification No.)

                               1400 NW 65th Avenue
                                      Bay A
                              Plantation, FL 33312
                                  (818)539-6507
                -------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  Linford Ellis
                               1400 NW 65th Avenue
                                      Bay A
                              Plantation, FL 33313
                                  (818)539-6507
                -------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             Jeffrey G. Klein, P.A.
                            2600 North Military Trail
                                    Suite 270
                            Boca Raton, Florida 33431
                                  (561)997-9920

        Approximate date of commencement of proposed sale to the public:

   From time to time after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. |_|

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer |_|                        Accelerated Filer |_|
Non-accelerated Filer   |_|                        Smaller Reporting Company |X|
(Do not check if a small reporting company.)

                         CALCULATION OF REGISTRATION FEE

Title of                           Proposed       Proposed
Each Class                          Maximum        Maximum
Of Securities        Amount        Offering       Aggregate       Amount of
To Be                to be         Price Per      Offering       Registration
Registered         Registered       Share(1)        Price           Fee(2)
-------------      ----------      ---------      ---------      ------------

Common Stock       16,644,659        $0.001        $16,645          $1.70
_________

[1] No exchange or over-the-counter market exists for Alpha Music Mfg Corp's common stock. The offering price was arbitrarily established by management and does not reflect market value, assets or any established criteria of valuation.

[2] Estimated solely for purposes of calculating the registration fee under Rule 457(c) and previously paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

         This Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the spin-off of the Registrant from Apollo Entertainment Group, Inc. (as described in the Prospectus which is a part of this Registration Statement) and the related transactions contemplated to occur prior to or contemporaneously with the spin-off will be consummated as contemplated by the Prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 2010

                                   PROSPECTUS


                              ALPHA MUSIC MFG CORP.
                            1400 NW 65TH AVENUE BAY A
                            PLANTATION, FLORIDA 33313
                                 (818) 539-6507


                        16,644,659 SHARES OF COMMON STOCK


            These shares are to be distributed by the Registrant's parent company, Apollo Entertainment Group, Inc. , as a dividend to its shareholders who are entitled to such dividend, on the basis of one (1) registered share for every one share of Apollo Entertainment Group, Inc.. beneficially owned as of the record date, which is the close of business (local time) on October 18, 2009. (the "Record Date"). No national securities exchange or the Nasdaq Stock Market lists the securities offered.

           PLEASE SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement and any amendment thereto is filed with the Securities and Exchange Commission and is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                        APOLLO ENTERTAINMENT GROUP, INC.
                                 (Underwriter)

                                TABLE OF CONTENTS

Heading                                                                     Page
-------                                                                     ----

Summary of Offering ........................................................   1

Selected Financial Information .............................................   3

Risk Factors ...............................................................   3

Use of Proceeds ............................................................   7

Determination of Offering Price ............................................   8

Dilution ...................................................................   8

Selling Security Holders ...................................................   8

Plan of Distribution .......................................................   8

Description of Securities ..................................................   8

Interest of Named Experts and Counsel ......................................   9

Business ...................................................................   9

Description of Property ....................................................  13

Legal Proceedings ..........................................................  13

Market Price of Common Stock and Related Stockholder Matters ...............  13

Management's Discussion and Analysis of Financial Condition and
   Results of Operation ....................................................  13

Changes in and Disagreements  with Accountants on Accounting
   And Financial Disclosure ................................................  16

Quantitative and Qualitative Disclosure about Market Risk ..................  16

Directors, Executive Officers and Key Employees ............................  16

Executive Compensation .....................................................  17

Corporate Governance .......................................................  17

Security Ownership of Certain Beneficial Owners and Management .............  17

Transactions with Related Persons, promoters and Certain Control Persons ...  18

Disclosure of Commission Position on Indemnification for Securities
   Act Liabilities .........................................................  19

Where you can find more information ........................................  19

Financial  Statements ...................................................... F-1

                             SUMMARY OF OUR OFFERING

OUR BUSINESS:

         Alpha Music Mfg Corp,, (the "Company", the "Registrant", "Alpha Music" or "Alpha") is a Florida corporation incorporated in the state of Florida on June 24, 2008. Alpha Music is a wholly owned subsidiary of Apollo Entertainment Group, Inc. ("Apollo Entertainment" or "Apollo").

         Alpha Music is a development stage company that is engaged in the business of commercial replication of recorded music on Compact Disc (CD), Digital Versatile Disc (DVD) and Vinyl Records (7" & 12"), as well as the design and printing of CD/DVD labels and record sleeves. Alpha Music serves a clientele made up of Record Companies, Distributors, Independent Producers and Independent Bands from its manufacturing facilities

         "Alpha Music" "we," "us," and "our" refer to Alpha Music Mfg Corp. including unless the context otherwise requires, its subsidiaries.

         Linford Ellis serves as our president and director and Kathleen Ellis serves as our vice president and director.

THE OFFERING
------------

         Following is a brief summary of our offering:

         We intend to distribute to the shareholders of Apollo Entertainment shares of common stock in Alpha Music. Each shareholder of Alpha Music will receive one (1) share of our common stock for every one share of common stock they own on the Record Date (October 18, 2009). The stock dividend will be pro rata and the shareholders will not be required to pay any type of consideration in order to participate in the stock dividend.

QUESTIONS AND ANSWERS ABOUT APOLLO AND THE SPIN-OFF.

WHY IS THE SPIN-OFF STRUCTURED AS A DIVIDEND?

         Apollo Entertainment believes that a distribution of shares of Alpha to the Apollo Entertainment shareholders is the most effective way to accomplish the distribution. Since Alpha will be viewed as the continuation of Apollo Entertainment, the transaction is in essence a "Reverse Spin-Off" We will however continue to describe the dividend distribution as a "Spin-Off" throughout this Registration Statement.

HOW WILL THE SPIN-OFF OCCUR?

         Apollo Entertainment will distribute to its stockholders those shareholders owning shares of Apollo common stock via dividend all of the outstanding shares of common stock of Alpha Music owned by Apollo Entertainment. We will be distributing the 16,644,659 shares Apollo Entertainment owns in Alpha Music.

HOW MANY SHARES OF ALPHA MUSIC  WILL I RECEIVE?

         You will receive one share of Alpha Music common stock for every one share of common stock which you own in Apollo Entertainment.

CAN APOLLO ENTERTAINMENT DECIDE NOT TO COMPLETE THE ALPHA MUSIC SPINOFF?

         Although very unlikely, the planned spin-off can be abandoned. Pursuant to the terms and conditions of Stock Purchase and Sale Agreement (the "Agreement") entered into between the former officers and directors of Apollo Entertainment and certain other selling shareholders, a post closing obligation of the Agreement is to distribute the shares of Alpha Music to the Apollo Entertainment shareholders as of the Record Date. (See "Subsequent Events").

WHAT IS THE RECORD DATE FOR THE SPIN-OFF?

         The record date for stockholders entitled to receive shares of common stock of Alpha Music is October 18, 2009.

WHAT IS THE DISTRIBUTION DATE?

         We intend to distribute the Alpha Music shares as soon as possible following the effective date of this registration statement.

WHAT IF I WANT TO SELL MY ALPHA MUSIC SHARES?

         You should first consult your financial advisor. Currently, there is no public market for the common stock of Alpha Music and there can be no assurance that any public market will develop in the future.

WILL THE NUMBER OF SHARES OF COMMON STOCK I OWN IN APOLLO ENTERTAINMENT CHANGE AS A RESULT OF THE SPIN-OFF?

         No. The number of shares of Apollo Entertainment that you own will not change as a result of the spin-off.

ARE THERE RISKS TO OWNING SHARES OF COMMON STOCK OF ALPHA?

         Yes. Our business is subject to general and specific risks regarding our business. These risks are set forth in the registration statement.

WHAT ARE THE REASONS FOR THE SPIN-OFF?

         On October 19, 2009 the principal shareholders of Apollo Entertainment entered into a purchase and sale agreement whereby these shareholders sold their equity interest in Apollo for $261,000. The purchase price for the common stock was negotiated at arm's length. There were no quantifiable standards in determining the purchase price of the shares of common stock. Rather, after evaluating the financial condition of Apollo, its planned operations, and the benefits to operate Alpha as a separate and distinct company, these shareholders sold their common stock in Apollo Entertainment. In conjunction with the execution of this Agreement, all officers and directors of Apollo Entertainment tendered their resignations and a new Board of Directors and officers were appointed.

         Apollo Entertainment's new business plan does not involve any type of record or music production or any type of entertainment related services. As a result, there are no longer, any synergies between the two entities. Each entity faces uniquely different competitive markets and each must formulate its own strategic plan without evaluating the impact or capital commitments one entity may have on the other. Apollo Entertainment's management has determined that, Apollo Entertainment's current configuration, when facing strategic and operating issues for a particular business, whether having to do with transactional alternatives, capital investment, new business initiatives, compensation or otherwise, considerations of the other businesses and of the company as a whole had the potential to lead to different decisions than might be made by a standalone company. Therefore, Apollo Entertainment's management concluded that the current structure may not be the most responsive to the exigencies of each business and that the spin-off will enhance the success of each business by enabling each entity to resolve the problems that arise from the operation of different businesses and different management.

         Prior to this transaction our majority shareholder and affiliates have negotiated the sale of controlling interests in several other companies engaged in the music and entertainment fields including: Explorations Group, Inc, Pop Starz, Inc, Pop Starz Records, Inc. and Beta Music Group, Inc.

                             SELECTED FINANCIAL DATA
                             -----------------------

         The following financial information summarizes the more complete historical financial information at the end of this prospectus.

         The following financial information summarizes the more complete historical financial information at the end of this prospectus.

         As of December 31, 2009, we had cash and cash equivalents of $11,290 and accounts receivable totaling $15,958. A total liabilities of $67,442 is due to related parties. For the year ended December 31, 2009 we had sales totaling $112,419 and incurred a net loss from operations totaling $(144,017).

                                  RISK FACTORS
                                  ------------

         Investors should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely. The Securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.
--------------------------------------------------

         The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as "incorporation by reference."

         Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

         o  Anticipated results of operations;
         o  Anticipated pricing of goods and services;
         o  Anticipated market demand;
         o Description of plans or objectives of management for future operations;
         o  Forecasts of future economic performance; and
         o Descriptions or assumptions underlying or relating to any of the above items.

         In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Registrant or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

WE HAVE A LIMITED OPERATING HISTORY.

         We were incorporated in June 2008. We have a limited operating history. Our future results will be dependent upon our ability to expand our current business operations which include commercial replication of recorded music on compact CDs, DVDs and pressing vinyl records. There is a limited market for our products and services and even if a proven market develops, there can be no assurance that we will be able to market our products effectively. To fully implement our business plan, we will require additional capital, of which there can be no assurance. If we are not able to fully implement our business plan, t we may incur substantial losses in which case you will lose your investment.

WE MAY NOT ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW.

         Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as growing market for LP albums, increasing the size of our CD duplicating business and our ability to attract new customers. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses which will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future. Failure to generate sufficient revenues will likely cause us to go out of business and our shares would have no value.

LACK OF PROFITS FROM OPERATIONS.

         To date, we have not generated any profits from operations. Because we are a relatively small company and have limited capital, we have not been able to promote our services in trade journals and other publications. Demand for LP albums has witnessed a significant decline over the past twenty years as cassette disks, then CDs and now Internet downloads have been the driving force in music sales. Notwithstanding the foregoing, there appears to be increased demand amongst audiophiles for the sound quality offered by LPs. To the extent that other forms of music delivery evolve, the demand for LPs may further decline and we will not be able to successfully operate our business.

POSSIBLE LOSS OF ENTIRE INVESTMENT

         Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

WE HAVE LIMITED FINANCIAL RESOURCES.

         We have limited capital. We will need additional capital for us to expand our operations. Without an infusion of capital, of which there can be no assurance, it is unlikely that we will be able to expand operations. Our ability to expand operations, or even to continue operating at all, is materially dependent on our ability to generate revenues from operations or to raise additional funds. To date, our operations have been primarily financed by loans from our officers and principal shareholders. There is no obligation for these individuals to continue to fund our ongoing operation or to cover any shortfalls in revenues to satisfy creditor claims.

LACK OF ADEQUATE CORPORATE GOVERNANCE.

         We do not have an independent Board or committees of the Board of Directors. The Company does not employ accounting personnel and relies on outside accountants to compile the Company's books and records. Due to the size and nature of our business, segregation of all conflicting duties may not always be possible and may not be economically feasible.

OUR OPERATING RESULTS MAY PROVE UNPREDICTABLE, AND OUR COMMON STOCK PRICE MAY DECREASE OR FLUCTUATE SIGNIFICANTLY.

         Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may affect our future operations include market acceptance of our products and services, unforeseen competition, limited working capital and changing market dynamics.

IF WE DO NOT MANAGE OUR GROWTH EFFICIENTLY, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

         We must significantly expand our operations. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems, successfully recruit, hire and manage personnel and maintain close coordination among our technical, finance, marketing, sales and production staffs. We may need to hire additional personnel in all areas of our business. Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we anticipate.

WE WILL REQUIRE ADDITIONAL FINANCING TO EXPAND OUR OPERATIONS.

         We will require additional working capital to continue and/or expand our current operations. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company. Should this occur, we will have to significantly reduce our operations.

IF WE FAIL TO DEVELOP NEW OR EXPAND EXISTING CUSTOMER RELATIONSHIPS, OUR ABILITY TO GROW OUR BUSINESS WILL BE IMPAIRED.

         Our growth depends to a significant degree upon our ability to develop new customer relationships and to expand existing relationships with current customers. We cannot guarantee that new customers will be found, that any such new relationships will be successful when they are in place, or that business with current customers will increase. Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

THE MUSIC BUSINESS IS CONSTANTLY EVOLVING.

         Although industry analysts project that the music industry will continue to grow, no assurances can be provided that there will be a continuing demand for LP albums, that the company will be successful in marketing its products or that such services will receive broad-based, sustained market acceptance.

CUSTOMER PREFERENCES AND TRENDS--CHANGES IN TECHNOLOGY, EVOLVING CUSTOMER PREFERENCES AND TRENDS AND INDUSTRY STANDARDS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our success depends, in significant part, on the continued demand for LP albums. The sale of LP albums has witnessed a precipitous decline over the years and few of the large chain music distributors or chain stores offer LP albums. We cater to a niche market which grew up with LP albums. As this population ages, or there is a decrease demand for analogue music, our business will suffer. This will have a material adverse effect on our business, financial conditions and results of operations.

THE MUSIC INDUSTRY IS HIGHLY COMPETITIVE.

         The industry in which our company operates is very competitive with limited demand for LPs. Currently, we have two principal competitors. However, should the market for LPs grow, we face competition from large record labels with significantly greater financial resources, technical, promotional, marketing resources and greater name recognition. This will enable these competitors to attract new customers and most likely, compete more effectively on a cost basis.

THERE IS NO MARKET FOR OUR COMMON STOCK.

         There is currently no public trading market for our common stock nor is there any assurance that a trading market will ever develop. Therefore, there is no central place and there may not be a place in the future, such as a stock exchange or electronic trading system, where a buyer can resell our stock. If a buyer does want to resell shares, that person will have to locate another buyer and negotiate a private sale or the person may not be able to resell the shares, thereby rendering the shares illiquid.

OUR SUCCESS WILL BE LARGELY DEPENDENT UPON OUR KEY EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL.

         Our success will be largely dependent upon the continued employment of our chief officers and directors, Linford Ellis and Kathleen Ellis. We will also rely on Jeffrey Collins, a key consultant. The loss of service of either Mr. or Ms. Ellis, as well as our inability to identify key consultants, will have a material adverse effect on our operations. We do not maintain key man insurance on the lives of any of our executive officers. Although we believe that we would be able to locate suitable replacements, if the services of any of our executive officers were lost, we cannot assure you that we would be able to do so. In addition, our future operating results will substantially depend upon our ability to attract and retain highly qualified management, financial, technical, creative and administrative personnel. Competition for highly talented personnel is intense and can lead to increased compensation expenses. We cannot assure you that we will be able to attract and retain the personnel or consultants such as Jeffrey Collins, necessary for the development of our business.

CONTROL OF OUR COMPANY.

         Upon distribution of the shares covered by this registration statement, the Tucker Family Spendthrift Trust ("TFST") and certain affiliates thereof, will own a total of 14,785,118 shares of our common stock. Michelle Tucker, the former chief executive officer of Apollo Entertainment is the co-trustee of the TFST. (Her husband, Leonard Tucker, also serves as a co-trustee of the TFST). As a result, these people will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our Common Stock may:

         o  Delay or prevent a change in control

         o Impede a merger, consolidation, takeover, or other transaction involving the Company; or

         o Discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company

         If these people make the wrong decisions or decisions are made without the best interests of the Company, our business will suffer.

THE RISKS SET FORTH ABOVE SHOULD NOT BE CONSTRUED AS A COMPLETE LIST OF THE RISKS WHICH MAY AFFECT THE COMPANY'S BUSINESS, THE OFFERING OR THE RISKS WHICH YOU FACE AS A PROSPECTIVE INVESTOR.

THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK AND MAY RESULT IN THE LOSS OF YOUR ENTIRE INVESTMENT. ANY PERSON CONSIDERING THE PURCHASE OF THESE SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS AND SHOULD CONSULT WITH HIS, HER OR ITS LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN SECURITIES. THE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

                                 USE OF PROCEEDS

         The shares included in this registration statement will be distributed as a dividend to the shareholders of the Registrant's parent company, Apollo Entertainment, as of the Record Date. We will not receive any proceeds directly from the sale of the shares offered in this prospectus.

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the shares of common stock being registered. As a result the offering price of the shares of common stock offered hereby has been arbitrarily determined by us and set at $0.001 per share, and does not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price.

                                    DILUTION

         The shares included in this registration statement are being offered at the same price as or lower than the price paid by officers, directors and affiliated persons since the Registrant's inception in June 2008. Accordingly, there is no dilution of the per-share value of the common stock offered hereby.

                            SELLING SECURITY HOLDERS

         The Registrant's parent company, Apollo Entertainment, currently holds 16,644,659 shares of our common stock, and is distributing all of these shares of common stock to the Apollo Entertainment shareholders of record on the Record Date.

                              PLAN OF DISTRIBUTION

         The securities to be registered are to be distributed by the Registrant's parent company, Apollo Entertainment., as a dividend to its shareholders as of the Record Date. The transfer agent will be Florida Atlantic Stock Transfer Company in Tamarac, Florida.

                            DESCRIPTION OF SECURITIES

GENERAL

         The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company's Articles of Incorporation and all amendments thereto. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of the Company. The Articles of Incorporation and all amendments thereto and by-laws of the Company are included as exhibits to the Company's registration statement.

COMMON STOCK

         We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value authorized, of which 16,644,659 are issued and outstanding.

VOTING RIGHTS

         Holders of Common Stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Except where a greater requirement is provided by statute or by the Certificate of Incorporation, or by the bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of fifty percent (50%) of the outstanding shares of the our Common Stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.

DIVIDENDS

         There are no restrictions in our Certificate of Incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any cash dividends in the foreseeable future.

PRE-EMPTIVE RIGHTS

         Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

WARRANTS, OPTIONS AND CONVERTIBLE DEBT.

         There are no outstanding options or warrants.

         We have outstanding approximately $84,000 in outstanding convertible debt. The convertible debt may be exchanged into shares of our common stock at the rate of $0.01 per share. If the holders of our convertible debt choose to convert their debt into common stock, we will issue an additional 5.8 million shares of our common stock

TRANSFER AGENT

         Our transfer agent is Florida Atlantic Stock Transfer, Inc. located at 7130 Nob Hill Road, Tamarac, Florida 33321.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the securities offered hereby will be passed upon by Jeffrey G. Klein, P.A. The financial statements of the Company appearing in this registration statement have been audited by Stan J.H. Lee, CPA. Mr. Klein currently owns approximately 11,000 shares of common stock of Apollo Entertainment, Inc. Accordingly Mr. Klein will receive 11,000 shares of the Registrant's common stock covered by this registration following the effectiveness of the registration statement.

                                    BUSINESS

         In July 2008, Alpha acquired for $2,000 cash from Linford Ellis assets owned by Mr. Ellis used in his LP pressing plant. In addition to office equipment, computers, desks and inventory, some of the equipment which Alpha acquired included a CD formatter, automated presses, stamper and formatting machine, shrink wrap machine and turntable.

         Our objective is to expand our operations as one of the few remaining vinyl LP pressing plants in the country, which is dedicated to manufacturing high quality vinyl pressings for the music industry. Our focus is commercial replication of recorded music on Compact Disc (CD), Digital Versatile Disc (DVD) and Vinyl Records (7" & 12"), as well as the design and printing of CD/DVD labels and record sleeves. Our clientele include record companies, distributors, independent producers and independent bands.

         Linford Ellis and his wife Kathleen Ellis serve as the Company's officers and directors. Jeffrey Collins, a music industry veteran, is a key consultant focusing on sales and, marketing.

         In order to implement our business plan, we will require an infusion of capital. Management will be required to operate the business within its financial means. There is no present intent by management, or its principal shareholders to look for and identify a potential acquisition opportunity nor is there any current intent to sell a controlling interest in the Company.

BUSINESS OBJECTIVE:

         Our objective is to capitalize on an unexpected and dramatic revival in consumer demand for vinyl records, widely thought to be obsolete. We are one of the few remaining facilities in the United States that produce high quality vinyl records. Conventional wisdom was that vinyl records were relics of a past glory, replaced since the 1980's by CDs which are now being replaced by digital MP3 files, largely downloaded from the Web. Vinyl's steadily declining share of retail music sales reached a low in 2006 when only 900,000 LPs were sold. A newsworthy turnaround saw 2008 end with sales of 2.9 million LPs, up 320% from 2006. At the same time CD sales tumbled by nearly 50%, from 619.7 million units in 2006 to 384.7 million units in 2008.

         Driving this resurgence is a diverse market segment that prefers the "aesthetics" of vinyl recordings. Audiophiles consider the sound to be richer and more "acoustic" than digitally-produced music. The LP has a physical presence, a special look and feel. Cover graphics are bigger, making albums very collectible. Record promoters give them to nightclub DJs to play on their turntables. Both major label acts and independent bands have vinyl records pressed to satisfy their most passionate fans.

         If we are successful in implementing our business plan we intend to offer the following services to our customers:

         Provide full-service, short/medium run, complete package resource for music customers offering quality 12" and 7" vinyl records, CD/DVD replication, label and cover design and packaging;

         Manufacture records using 180 gram vinyl to produce the heavier vinyl records that audiophiles, collectors, band purists and disc jockeys prefer;

         Service a customer base which includes music producers, independent bands and record distributors, such as Rykodisc (Warner Music Group), Pittsburgh's Get Hip Records and others;

         Maintain industry relationships including referral sources, such as Mastercraft Metal Finishing and Aardvark Record Mastering, a label makers, i.e. Hamlet and Imprint Printers; and

         Outsource CD/DVD replication to Intermedia Productions.

         In order to offer many of its customers a complete package Alpha Music also offers CD/DVD mastering and replication, label and packaging graphics, jewel cases, industry-standard wrapping and shipping.

THE MARKET:

         According to a report from the Recording Industry Association of America (RIAA) "Vinyl continued to stage a comeback as the format more than doubled year-over-year to $57 million, the highest level since 1990. A favorite product of audiophiles and devout fans, shipments of vinyl were bolstered by the roll out of both new release and catalog material."

         o Mass-market retailers like Virgin Megastore and smaller record stores like Mondo Kim's in Manhattan are devoting more floor space to the antiquarian 12-inch disc of late. Newbury Comics, a chain of 29 music and merchandise stores in New England, has sold 400 turntables since it started selling them in June, Duncan Browne, a company executive, said.

         o Indie labels like Matador and Touch & Go have been steady with the vinyl right through the digital age, and now the major labels are joining them more and more often, appealing to mostly young fans who are drawn to vinyl for the packaging, the warmer sound and the perceived hip factor of playing a record.

MARKETING PLAN:

         We intend to capitalize on the growing popularity of vinyl records among consumers, and consequently, with music producers, independent record labels, record distributors and bands, themselves.

                               SELECTED CUSTOMERS

         Rykodisc (Warner Brothers)          Sundazed Music
         Mac Multimedia                      LCN Records
         Traffic Entertainment               Cow Island Music
         Equal Vision Records                Underground Communications Records
         No Idea Records                     Organic Recordings
         Get Hip Distribution                Plex Records
         A-Z Music                           Needless Records
         LCN Records                         Scum of the Earth Records
         Sundazed Music                      Henry Stone Music
         LCN Records

PRODUCTS AND SERVICES:

         We intend to be a full-service music replication provider to music producers, independent record labels, record distributors and bands. Foremost, will be our highly-regarded vinyl record production services, including records made from the highest quality 18 gram vinyl. Supporting services include the design, printing and application of record labels, wrapping, packaging and shipping.

         We make both 7" and 12" vinyl records, which serve various purposes for our customers. The 7" size is used for singles and enhanced play (EP) records sold directly to consumers and given away by promoters to band fans, radio stations and club disk jockeys to gain exposure for a band or artist. Long Play
(LP) 12" records are sold directly to the public through the various distribution channels. These are the album length records that have popularized countless musical singers, musicians, bands and orchestras.

         We are primarily a "short run" provider. We do not have sufficient equipment or resource capabilities for longer run production. We do however have the capability to outsource "long run" orders.

MASTERING: MOTHERS & STAMPERS:

         Vinyl Records are pressed from Master Plates that we outsource. Production of the Master Plate involves the following steps:

1-STEP PROCESS: The metal Master Plate is mechanically formed and is used to press records. It is referred as a one-step MASTER STAMPER, which can produce about 500 vinyl records. The lacquer is usually good for one STAMPER.

2-STEP PROCESS: The lacquer is coated with Silver and Nickel electroformed to make a STAMPER. In the second step the STAMPER is Nickel electroformed to create a MOTHER. The MOTHER is stored for future use to create replacement STAMPERS.

3-STEP PROCESS: The lacquer is coated with Silver and Nickel electroformed until desired thickness to create a metal Master Plate (FATHER). The FATHER is used to make a MOTHER. The MOTHER is then used to make STAMPERS.

One FATHER plate can produce ten (10) MOTHER plates. One MOTHER plate can produce ten (10) STAMPERS. One STAMPER can produce about 1,000 vinyl records. Therefore, a two-step process can produce a maximum of about 11,000 vinyl records before a re-mastering has to be done. A three-step process can produce up to about 100,000 vinyl records before re-mastering.

COMPETITION:

         Competitions, especially for high quality vinyl pressings is becoming less and less with only two major competitors. One on the West Coast (Rainbow) and the other in Tennessee (United). We do not believe that these two competitors are capable of meeting client demand. As a result, we believe that this represents an excellent targeted group to expand our operations.

         Despite the recent growth in demand, it is unlikely that new vinyl record manufacturers will emerge in the foreseeable future. The availability of pressing machines and parts is limited. Internationally, the Chinese have large vinyl record pressing capacity which they use for domestic consumption. Even at their very low prices, shipping costs and distance make Asian sources less attractive to the short-run customer. If global demand for some vinyl records soars even higher, China will be more competitive for sourcing.

SEASONALITY:

         Although the demand for manufactured product is usually quite "seasonal" due to the fact we will be concentrate on pressing catalog as well as new releases, the "Buying / Ordering patterns of the majority of our customer base will be quite consistent year round.

CUSTOMERS:

         Our management has previously prepared Compact Discs for clients such as:

         o Sandals, Beaches, Florida Boat Club, Motorola, GE, Popeye's Chicken, Adidas, Lowes, Audi, Army, Honda, Bank Atlantic, Nabi
            Pharmaceuticals, Curacao, Comfort Suite,Hertz, Alamo, University of Miami, Wanado City and the Sun Sentinel.

         Management believes that because of these pre existing relationships, these customers will become customers of Alpha.

         Due to the weak US Dollar, we will be able to offer many countries throughout the world, where vinyl record pressings are still very much in demand, a quality product that has attracted several new customers. We intend to look for more of these customers with the hope of servicing them for many years to come.

         No single customer represents more than ten percent of our revenues.

                             DESCRIPTION OF PROPERTY

LOCATION:

         We lease a 5,000 square foot facility in Plantation, Florida. Our monthly rent is approximately $2,200 per month pursuant to the terms and conditions of a three year lease which includes an option for three additional years at an annual increase of 5% per annum. We believe that this space is sufficient for our current and planned needs.

                                LEGAL PROCEEDINGS

         The Registrant is not a party to any pending legal proceeding.

                    MARKET PRICE FOR COMMON STOCK AND RELATED
                               STOCKHOLDER MATTERS

         There is currently no public trading market for the Registrant's common stock. While the company hopes to become a fully reporting company when its operations and revenues are sufficient, and to apply for trading of its shares on the Over-the-Counter Bulletin Board (commonly known as the OTCBB). The Company can provide no assurance that these efforts will be successful. The Company will however be required to file reports under Section 13 of the Exchange Act after the effectiveness of the registration statement.

         Our sole shareholder is Apollo Entertainment. Upon distribution of the shares included in this registration statement, there will be approximately 140 holders of the Registrant's common stock.

         The Registrant has not declared any cash dividends on its common stock since the company's inception in June 2008 and does not anticipate doing so in the foreseeable future.

         The Registrant does not have any equity compensation plan, and so there are no such shares authorized for issuance.

            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

         The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. There can be no assurance that future developments affecting the Company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

         You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date and the Company does not undertake any obligation to update the information unless required to do so by law.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

GENERAL

         We offer our customers audio CD/CD ROM duplication and replication, DVD duplication and vinyl record pressing. Our plant is located in South Florida but we intend to do business throughout the United States. We have to date relied on advances made to the Company by our officers, directors, affiliates and Mr. Collins. These individuals have advanced approximately $67,000. The funds have been advanced pursuant to the terms and conditions of convertible notes which provide for interest at the rate of 8% per annum. The notes are due December 1, 2011 and can be converted into shares of our common stock at $0.01 per share.

         There can be no assurance that any of these individuals will continue to make future advances. If we cannot identify additional funding sources in the future and we do not generate revenues in excess of our expenses, there is a substantial likelihood that we will have to cease operations.

         We intend to rely on word of mouth referrals and use the personal contacts to market and promote our services. If revenues are sufficient, we may also rely on display advertising in trade journals.

         We may also raise additional funds through the sale of our common stock. No assurance can be provided however, that such additional funding will be available, or if available, on terms acceptable to the Company. We believe that the equipment currently owned by Alpha will be sufficient to implement our business plan. However, if our operations grow or, we are required to replace any equipment, capital earmarked for other sources will be utilized to purchase or repair our existing equipment. Should this occur, our operations will be adversely affected.

RESULTS OF OPERATIONS

         For the year ended December 31, 2009 and the period from inception (June 24, 2008) through December 31, 2008 and from Inception (June 24, 2008) to December 31, 2009.

         Sales for the year ended December 31, 2009 and the period from inception through December 31, 2008 were $112,419 and $69,761. Total revenues since inception were $182,180.

         Almost all of our sales are attributable to vinyl records. CD/DVD duplication will most likely remain a small percentage of our revenues and only nominal revenues from record album design.

         Costs of sales for the comparable periods totaled $74,056 and $$58,261 resulting in gross profits of $38,363 and $11,500. Our gross profits since inception totaled $49,863.

         General and administrative expenses for the year ended December 31, 2009 as compared to the period from inception (June 24, 2008) through December 31, 2008 were $178,599 and $98,017 respectively. Total general and administrative expenses since inception were $276,616. General and administrative expenses consisted primarily of wages, professional fees, utilities and postage.

         Net loss from operations for the year ended December 31, 2009 and the period from inception through December 31, 2008 were $(140,236) and $(86,517). Net loss from operations since inception through December 31, 2009 totaled $(226,753). Our net loss was $(144,017), $(88,591) and $(232,608) for the respective periods.

         We had a net loss per share of $(0.01) based on 16,644,659 average shares outstanding.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2009 we had cash and cash equivalents totaling $11,290, trade accounts receivable of $15,958 and inventory of $3,561. Total current assets were $30,809 and we had total assets of $41,607. At December 31, 2008, we had cash of $2,881, accounts receivables of $8,251, inventory of $5,518 and $1,000 in prepaid expenses. Total currents assets were $17,650 and our total assets were $30,230.

         At December 31, 2009 we had accounts payable totaling $29,544 and accrued liabilities totaling $9,834. Our current total liabilities were $39,378. In addition, we have a convertible note payable in the amount of$67,442. At December 31, 2008 we had accounts payable totaling $21,927, a payable to a related party totaling $89,386 and accrued liabilities of $7,269. Total current liabilities were $118,582.

         We had a working capital deficit of $8,569 at December 31, 2009 as compared to a working capital deficit of $100,932 at December 31, 2008. Unless we significantly increase our revenues or secure additional financing it is unlikely that we will be able to satisfy our financial obligations.

SUBSEQUENT EVENTS

         Effective January 1, 2010, the Company entered into a consulting agreement whereby the consultant will receive compensation in the amount of $250 per month. Additionally, the Company entered into new employment agreements with two employees, whereby they receive compensation in the amounts of $1,000 and $500 per month. These agreements each have one year terms commencing on January 1, 2010.

         In 2010 the Tucker Family Spendthrift Trust advanced the Company an additional $16,675. These advances bear interest at the rate of 8% per annum and are convertible into shares of common stock at the rate of $0.01 per share and are due in full on December 1, 2011.

OFF BALANCE SHEET ARRANGEMENTS.

         We do not have any off-balance sheet arrangements.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         During 2010, we dismissed Stan J.H. Lee, CPA ("Lee") as our independent registered public accounting firm and appointed MaloneBailey, LLP as our new independent registered public accounting firm for the fiscal year ended December 31, 2009.

         In addition, we have been in contact with Lee to reissue our audit opinion for the financial statements for the period from inception (June 24, 2008) through December 31, 2008. However, we were not able to reach Lee. During 2010, we have engaged MaloneBailey, LLP to reaudit our financial statements for the period from inception through December 31, 2008. We were not aware of any disagreements between us and Lee.

                QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING
                                   MARKET RISK

         Not applicable.

                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         NAME                          POSITION
         ----                          --------
         Linford Ellis                 President/CFO/Director
         Kathleen Ellis                Vice president/Director
         Jeffrey  Collins              Consultant

         LINFORD ELLIS, age 57, serves as our president, chief financial officer and as a director. Mr. Ellis is a music industry veteran. Prior to joining Alpha, he was the founder and president of NSL Manufacturing, Inc. ("NSL") Mr. Ellis began his music career as a research and development engineer for CBS Records / Sony BMG, in the United Kingdom where he honed his skills in research and development while learning vinyl and CD duplication methods and other technologies. In 1992, NSL was established to meet the growing needs of the music industry and other businesses seeking high quality, low-cost media duplication services.

         KATHLEEN ELLIS, AGE 56 , is our vice president and director. Prior to joining Alpha, she worked at NSL Manufacturing. As the vice president of Alpha she is responsible for the day to day in-house administrative functions of the business.

         JEFFREY COLLINS, age 69, is a key consultant assisting us with our sales and marketing program. Mr. Collins has over 50 years working in various divisions of the music industry. He began his career in the United Kingdom where he owned a chain of record stores, a wholesale distribution company and a record label. He has produced records and worked with many major label record companies including MCA and Jive records. Mr. Collins holds degrees from both Leeds College of Commerce and the University of London.

         We anticipate that Mr. Collins will remain a consultant.

         Mr. Collins waived his right to acquire any additional equity interest in Alpha when all liabilities owed to Apollo by Alpha were cancelled and Mr. Collins waived his rights to exchange his shares of Apollo for shares in Alpha as consideration for Apollo cancelling all debt owed to Apollo by Alpha.

FAMILY RELATIONSHIPS.

         Kathleen Ellis and Linford Ellis are husband and wife. Except as set forth herein, there are no family relationships among the Registrant's directors and executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.

         During the past five years, no director, executive officer, promoter or control person of the Registrant has been involved in any bankruptcy proceeding; been convicted in or is subject to any criminal proceeding; is subject to any order, judgment or decree in any way limiting his or her involvement in any type of business, in securities or banking activities; or been found by a court of competent jurisdiction (in a civil action), the Securities & Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

                             EXECUTIVE COMPENSATION

         We have entered into employment agreements with both Linford Ellis and Kathleen Ellis which provide in part for Mr. Ellis to receive a monthly salary of $1,000 and Ms. Ellis will receive $500 per month. The agreements are effective as of January 1, 2010. Previously, Mr. Ellis was paid $4,000 per month and Ms. Ellis was paid $2,000 per month. Due to cash flow consideration, most of these salaries have been accrued and will be cancelled at time of the spin off.

         In consideration for agreeing to a lower salary, all shares of Apollo Entertainment common stock previously issued to Mr. and Mrs. Ellis became fully vested and each waived all rights to any shares of common stock in Alpha.

         Similarly, Mr. Collins previously received a consulting fee of $1,000 per month. Due to cash flow consideration, most of his fee had been accrued and will be cancelled at time of spin off. This agreement has been renegotiated as of January 1, 2010 whereby he is to receive a consulting fee of $250 per month, all shares of Apollo Entertainment previously issued to Mr. Collins became fully vested and Mr. Collins waived any rights to acquire any equity interest in Alpha.

                              CORPORATE GOVERNANCE

         We do not have an independent Board of Directors. We do not have an audit committee, compensation committee or nominating committee. As our operations expand, we hope to name additional members to our Board of Directors. We do not have sufficient funds to secure officer and directors insurance and we do not believe that we will be able to retain an independent Board of Directors in the immediate future. We do not believe that we will be able to attract independent board members until such time as a market for our common stock develops.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

         We are a wholly owned subsidiary of Apollo Entertainment Group, Inc.

         The following table sets forth the beneficial ownership of our common stock after the Common Stock is distributed to the shareholders of record on the Record Date:

Title of       Name and Address of                      Number of
 Class         Beneficial Owner                         Shares           Percent
--------------------------------------------------------------------------------
Common         Tucker Family Spendthrift Trust(1)       11,297,453        67.87%
Stock          7359 Ballantrae Ct.
               Boca Raton, FL 33496

Common         Michelle Tucker (1)                       3,474,331        20.87%
Stock          7359 Ballantrae Ct.
               Boca Raton, FL 33496

Common         Jeffery Collins (2)                         600,000          3.6%
Stock          5645 Coral Springs Drive #207
               Coral Springs, FL 33076

Common         Linford Ellis                               300,000          1.8%
Stock          1400 NW 65th Ave, Bay A
               Plantation, FL 33313

Common         Kathleen Ellis                              300,000          1.8%
Stock          1400 NW 65th Ave, Bay A
               Plantation, FL 33313

All officers and directors as a group (2)                  600,000          3.6%
--------------------------------------------------------------------------------
   (1) Michelle Tucker previously served as the chief executive officer and as a director of Apollo. She is co-trustee, together with her husband, Leonard Tucker of the Tucker Family Spendthrift Trust.

   (2) Former Director

CHANGES IN CONTROL.

         Following distribution of the registered shares as described in this registration statement, Michelle Tucker, and the Tucker Family Spendthrift Trust, an affiliated entity, will be the controlling shareholders of Alpha Music. As of the Record Date, Ms. Tucker and affiliates are the controlling shareholders of Apollo Entertainment. Ms. Tucker and the Tucker Family Spendthrift Trust own a majority of the issued and outstanding shares of Apollo Entertainment on the Record Date. Leonard Tucker the husband of Michelle Tucker owns 13,334 shares of Apollo Entertainment Common Stock and will receive an equivalent number of Alpha Music shares.

                TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
                                 CONTROL PERSONS

         Apollo Entertainment provided our initial funding pursuant to a promissory note bearing interest at 8% per annum. In connection with the change in control of Apollo Entertainment, this obligation has been forgiven.

         Since inception, our officers and principals shareholders have loaned us money to finance our ongoing operations. These loans have since been converted into convertible debt obligations which accrue interest at 8% per annum and are convertible into shares of our common stock at the rate of $0.01 per share.

         We have also entered into employment agreements with our officers and directors. The terms of these agreements were not negotiated at arms' length. Given the Company's revenues and limited working capital, we believe that these agreements are no less favorable to employment agreements that would be negotiated in arms' length transactions. Similarly, we believe that the terms of our consulting agreement with Jeffrey Collins is no less favorable to the Company had the agreement been negotiated with an unrelated third party. (See Footnote 2 of our financial statements.)

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Registrant has made no express indemnification provision for directors, officers or controlling persons against liability under the Securities Act of 1933 (the "Securities Act"). The Company will however provide indemnification for all reasonable actions taken by a director in good faith to the fullest extent legally permitted, and exclude actions involving fraud or bad faith. In addition, Florida corporate law (Florida Statutes ss. 607.0831) shields directors from liability for monetary damages unless a director's breach of or failure to perform his duties as a director constitutes a violation of the criminal law (unless the director has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful) or involves a transaction from which the director derived an improper personal benefit either directly or indirectly. The Registrant does not indemnify its officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to any provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being registered hereunder. This prospectus, which is a part of such registration statement, does not include all of the information that you can find in such registration statement or the exhibits to such registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

         After the spin-off, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at www.sec.gov . You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                              FINANCIAL STATEMENTS

                                Table of Contents


Report of Independent Registered Public Accounting Firm ...................  F-1

Balance Sheets at December 31, 2009 and 2008 ..............................  F-2

Statements of Operation for the year ended December 31, 2009 and from the period from Inception (June 24, 2008) to December 31, 2008 and 2009 .......  F-3

Statements of Stockholders' (Deficit) for the period from Inception
(June 24, 2008) to December 31, 2009 ......................................  F-4

Statements of Cash Flows for the year ended December 31, 2009, and for the
Period from Inception (June 24, 2008) to December 31, 2008 and 2009 .......  F-5

Notes to Financial Statements .............................................  F-6

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Alpha Music Mfg. Corp.
A Development Stage Company
Plantation, Florida

We have audited the accompanying balance sheets of Alpha Music Mfg. Corp. (a development stage company) as of December 31, 2009 and 2008 and the related statements of operation, stockholders' deficit, and cash flows for the year ended December 31, 2009 and the period from June 24, 2008 (inception) through December 31, 2008 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpha Music Mfg. Corp. as of December 31, 2009 and the results of its operations and its cash flows for the year ended December 31, 2009 and the period from June 24, 2008 (inception) through December 31, 2008 and 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has not generated significant revenue since its inception, has incurred losses in developing its business, and further losses are anticipated and has a working capital deficiency. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 28, 2010

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                     December 31,   December 31,
                                                         2009           2008
                                                     ------------   ------------
                                                                     (Restated)

                                     ASSETS

Current Assets:
  Cash and cash equivalents ......................   $    11,290    $     2,881
  Accounts receivable-trade, net .................        15,958          8,251
  Inventory, net .................................         3,561          5,518
  Prepaid expense ................................             -          1,000
                                                     -----------    -----------

    Total Current Assets .........................        30,809         17,650

Property and Equipment, net ......................         9,048         12,580
Due from related party ...........................         1,750              -
                                                     -----------    -----------

    Total Assets .................................   $    41,607    $    30,230
                                                     ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable ...............................   $    29,544    $    21,927
  Accrued liabilities ............................         9,834          7,269
  Due to related parties .........................             -         89,386
                                                     -----------    -----------

    Total Current Liabilities ....................        39,378        118,582

  Convertible notes payable - related party ......        67,442              -

                                                     -----------    -----------
    Total Liabilities ............................       106,820        118,582
                                                     -----------    -----------

Commitments: .....................................             -              -

Stockholders' Deficit:
  Common stock, $.001 par value 100,000,000
    authorized 16,644,659 issued and outstanding
    (adjusted for forward split) .................        16,645         16,645
  Additional Paid in Capital .....................       150,750        (16,406)
  Deficit accumulated during the development stage      (232,608)       (88,591)
                                                     -----------    -----------
    Total Stockholders' Deficit ..................       (65,213)       (88,352)
                                                     -----------    -----------
    Total Liabilities and Stockholders' Deficit      $    41,607    $    30,230
                                                     ===========    ===========

                  The Accompanying Notes are an Integral Part
                          of the Financial Statements

                                    ALPHA MUSIC MFG. CORP
                                (A DEVELOPMENT STAGE COMPANY)
                                  STATEMENTS OF OPERATIONS
               PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009
                                                          From the Date of   From the Date of
                                           For the Year      Inception          Inception
                                               Ended      June 24, 2008 to   June 24, 2008 to
                                           December 31,     December 31,        December 31,
                                               2009             2008               2009
                                           ------------   ----------------   ----------------
                                                             (Restated)
Sales ...................................  $    112,419   $        69,761    $       182,180

Cost of Sales ...........................        74,056            58,261            132,317
                                           ------------   ---------------    ---------------

Gross Profit ............................        38,363            11,500             49,863
                                           ------------   ---------------    ---------------

General and administrative ..............       178,599            98,017            276,616
                                           ------------   ---------------    ---------------

Net Loss from Operations ................      (140,236)          (86,517)          (226,753)
                                           ------------   ---------------    ---------------

Other Income (Expense)
  Interest expense ......................        (3,781)           (2,074)            (5,855)
                                           ------------   ---------------    ---------------
                                                 (3,781)           (2,074)            (5,855)

Net Loss ................................  $   (144,017)  $       (88,591)   $      (232,608)
                                           ============   ===============    ===============

Basic and Diluted Loss per Common Share .  $      (0.01)  $         (0.01)                 -
                                           ============   ===============    ===============

Basic Weighted Average Shares Outstanding    16,644,659        16,644,659                  -
                                           ============   ===============    ===============

                         The Accompanying Notes are an Integral Part
                                 of the Financial Statements
                                             F-3

                                      ALPHA MUSIC MFG CORP.
                                  (A DEVELOPMENT STAGE COMPANY)
                     STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
               FOR THE PERIOD FROM JUNE 24, 2008 (INCEPTION) TO DECEMBER 31, 2009
                                                                     Accumulated
                                                                       in the          Total
                                 Common Stock             Paid in    Development   Stockholders'
                                    Shares      Amount    Capital       Stage         Deficit
                                 ------------  --------  ---------   -----------   -------------
Balances, June 24, 2008
(Date of Inception) ...........             -  $      -  $       -   $         -   $           -

Sale of common stock - restated
  for December 7, 2009
  forward split 166.44659 for 1    16,644,659    16,645    (16,406)            -             239

Net Loss (Restated) ...........             -         -          -       (88,591)        (88,591)
                                 ------------  --------  ---------   -----------   -------------

Balance, December 31, 2008 ....    16,644,659    16,645    (16,406)      (88,591)        (88,352)


Forgiveness of debt from parent             -         -     71,571             -          71,571

Forgiveness of liabilities from
  shareholders ................             -         -     95,585             -          95,585

Net Loss ......................             -         -          -      (144,017)       (144,017)
                                 ------------  --------  ---------   -----------   -------------
Balance, December 31, 2009 ....    16,644,659  $ 16,645  $ 150,750   $  (232,608)  $     (65,213)
                                 ============  ========  =========   ===========   =============

                           The Accompanying Notes are an Integral Part
                                   of the Financial Statements
                                               F-4

                                              ALPHA MUSIC MFG CORP.
                                          (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENTS OF CASH FLOWS
                        FOR THE PERIOD FROM JUNE 24, 2008 (INCEPTION) TO DECEMBER 31, 2009

                                                                           For the Period        For the Period
                                                          For the Year      June 24, 2008         June 24, 2008
                                                              Ended      (Date of Inception)   (Date of Inception)
                                                          December 31,      to December 31,       to December 31,
                                                              2009               2008                   2009
                                                          ------------   -------------------   -------------------
                                                                              (Restated)
OPERATING ACTIVITIES:
Net income (loss) ......................................  $  (144,017)   $          (88,591)   $         (232,608)
Adjustments to reconcile net income (loss) to net cash
 provided (used) by operating activities:
  Depreciation and amortization ........................        3,532                   996                 4,528
  Bad debt .............................................        3,326                 5,867                 9,193
Changes in Assets and Liabilities:
  Accounts receivable ..................................      (11,033)              (14,118)              (25,151)
  Inventory ............................................        1,957                (5,518)               (3,561)
  Prepaid expenses .....................................        1,000                   200                 1,200
  Due from related party ...............................       (1,750)                   -                (1,750)
  Accounts payable .....................................        7,617                21,927                29,544
  Accrued liabilities ..................................        2,565                 7,269                 9,834
  Due to related parties ...............................       65,574                35,686               101,260
                                                          -----------    ------------------    ------------------
Net Cash Provided (Used) by Operating Activities .......      (71,229)              (36,282)             (107,511)
                                                          -----------    ------------------    ------------------

INVESTING ACTIVITIES:
  Purchase of equipment ................................            -               (13,576)              (13,576)
                                                          -----------    ------------------    ------------------
Net cash Used by Investing Activities ..................            -               (13,576)              (13,576)
                                                          -----------    ------------------    ------------------

FINANCING ACTIVITIES:
Proceeds from sale of common stock .....................            -                   239                   239
Proceeds from advances from related party ..............            -                 2,500                 2,500
Proceeds from related party convertible note payable ...       79,638                50,000               129,638
                                                          -----------    ------------------    ------------------
Net Cash Provided by Financing Activities ..............       79,638                52,739               132,377
                                                          -----------    ------------------    ------------------

Net Increase in Cash ...................................        8,409                 2,881                11,290
                                                          -----------    ------------------    ------------------

Cash at Beginning of Period ............................        2,881                     -                     -
                                                          -----------    ------------------    ------------------
Cash at End of Period ..................................  $    11,290    $            2,881    $           11,290
                                                          ===========    ==================    ==================

Supplemental Disclosures:
Cash paid for income taxes .............................  $         -    $                -    $                -
                                                          ===========    ==================    ==================
Cash paid for interest .................................  $         -    $                -    $                -
                                                          ===========    ==================    ==================

Non Cash Transactions:
Issuance of parent company stock for prepaid expenses ..  $         -    $            1,200    $            1,200
                                                          ===========    ==================    ==================
Forgiveness of loan from parent ........................  $    71,571    $                -    $           71,571
                                                          ===========    ==================    ==================
Conversion of related party advances to convertible debt  $     2,500    $                -    $            2,500
                                                          ===========    ==================    ==================
Forgiveness of accrued wages ...........................  $    95,585    $                -    $           95,585
                                                          ===========    ==================    ==================

                                   The Accompanying Notes are an Integral Part
                                           of the Financial Statements
                                                       F-5

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF ESTIMATES:

NATURE OF BUSINESS AND BASIS OF PRESENTATION

Alpha Music Mfg. Corp. ("the Company" or "Alpha") was incorporated in Florida on June 24, 2008 as a wholly owned subsidiary of Apollo Entertainment Group, Inc. ("Apollo" or "Parent")

The Company offers the services of Audio CD/CD Rom duplication and replication, audio cassette duplication, DVD duplication, and vinyl record pressing throughout the United States.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission.

Management has evaluated subsequent events, and the impact on the reported results and disclosures, through April 28, 2010, which is the date these financial statements were approved by management.

Alpha has a limited operating history upon which to base an evaluation of the current business and future prospects and has yet to fully launch its services and production. Alpha will continue to be considered a development stage until it has begun significant operations and is generating significant revenues.

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, assumptions for share based payments and deferred taxes.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject us to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents only with high credit quality financial institutions. For the year ended December 31, 2009, the company sold to 2 major customers for total sales of $42,451 which was approximately 38% of total net revenue. At the Decembre 31, 2009, net receivable from these two customers are $12,016. For the period from inception to December 31, 2008, the company sold to 1 customer for total sales of $9,748 which was approximately 14% of total net revenue. Our operations are also concentrated in Florida.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We maintain an allowance for doubtful accounts based on the expected collectability of our accounts receivable. We perform credit evaluations of significant customers and establish an allowance for doubtful accounts based on the aging of receivables, payment performance factors, historical trends and other information. In general, we reserve a portion of those receivables outstanding more than 90 days and 100% of those outstanding more than 120 days. We evaluate and revise our reserve on a monthly basis based on a review of specific accounts outstanding and our history of uncollectible accounts. As of December 31, 2009 and 2008, we recorded $9,193 and $5,867 of allowance for doubtful accounts.

INVENTORY

Inventory is stated at the lower of cost or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of three to five years. Components of property and equipment are as follows:

                                                    2009               2008
                                                    ----               ----
Office Equipment ......................          $   11,965          $ 11,965
Computers .............................               1,611             1,611
  Less: Accumulated Depreciation ......              (4,528)             (996)
                                                 ----------          --------
Property and Equipment, net ...........          $    9,048          $ 12,580
                                                 ==========          ========

REVENUE RECOGNITION

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectability is reasonably assured.

Revenue is recognized when payment is received, or when we have made other payment arrangements with clients and management has a high degree of confidence that collectability of the sale is assured.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are included in prices charged to customers and reflected as part of income in reported revenues.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

FINANCIAL INSTRUMENTS

The Company adopted ASC topic 820, "Fair Value Measurements and Disclosures" (ASC 820), formerly SFAS No. 157 "Fair Value Measurements," effective January 1, 2009. ASC 820 defines "fair value" as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There was no impact relating to the adoption of ASC 820 to the Company's financial statements.

   ASC 820 also describes three levels of inputs that may be used to measure fair value:

   o Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

   o Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

   o Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

Financial instruments consist principally of cash, accounts receivable, accounts payable, notes payable -related party, and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management's opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

ADVERTISING

Advertising costs are charged to operations when incurred. During 2009 and 2008, we did not incur any advertising expense.

INCOME TAXES

Under the asset and liability method prescribed under ASC 740, Income Taxes, The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2009, the Company has had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. All of the Company's tax years are subject to federal and state tax examination.

There is no provision for income taxes due to continuing losses. At December 31, 2009, the Company has net operating loss carryforwards for tax purposes of $223,415, which expire through 2029. The Company has recorded a valuation allowance that fully offsets deferred tax assets arising from net operating loss carryforwards because the likelihood of the realization of the benefit cannot be established. The Internal Revenue Code contains provisions that may limit the net operating loss carryforwards available if significant changes in stockholder ownership of the Company occur.

INCOME (LOSS) PER SHARE

Basic income (loss) per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. Common equivalent shares are excluded from the computation of net loss per share since their effect is anti-dilutive. At December 31, 2009 and 2008, the Company did not have any dilutive securities outstanding.

RECLASSIFICATIONS

Certain prior period balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on previously reported results of operations or stockholders' deficit.

RECENT AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

NOTE 2: DUE FROM RELATED PARTY

In May 2009, the Company entered into an agreement with an entity under common control to provide office space to that entity. The agreement was month to month and continued through August 2009. In relation to the agreement, the Company has recorded a receivable in the amount of $1,750 as Due from Related Party.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

NOTE 3: ACCRUED EXPENSES

Accrued liabilities represent expenses that apply to the reported period and have not been billed by the provider or paid by the Company.

Accrued liabilities consisted of the following as of December 31,:

                                       2009       2008 (Restated)
                                      ------      ---------------
Accrued professional fees ......      $7,200          $    -
Accrued other fees .............       2,634           7,269
                                      ------          ------
                                      $9,834          $7,269
                                      ======          ======

NOTE 4: CONVERTIBLE NOTES PAYABLE - RELATED PARTY

During the period from the date of inception June 24, 2008 through December 31, 2008, The Tucker Family Spendthrift Trust, a Trust controlled by our Parent's majority stockholder, advanced the Company $2,500. The advance was considered short-term in nature and was due on demand. During 2009, the Tucker Family Spendthrift Trust advanced the Company an additional $54,038. On December 2, 2009, these advances were converted to a Convertible Notes Payable. The Notes bear interest at the rate of 8% per annum and are convertible into shares of common stock at the rate of $.01 per share and are due in full on December 1, 2011.

During 2009, the Company's officers advanced the Company approximately $10,500. On December 2, 2009, these advances were converted to Convertible Notes Payable. The Notes bear interest at the rate of 8% per annum and are convertible into shares of common stock at the rate of $.01 per share and are due in full on December 1, 2011.

Advances at December 31, 2008 .......................      $ 2,500
Advances: 2009 Tucker Family Spendthrift Trust ......       54,038
Advances: 2009 Officers .............................       10,500
Accrued Interest ....................................          404
                                                           -------
Balance at December 31, 2009 ........................      $67,442
                                                           =======

Subsequently, in 2010 the Tucker Family Spendthrift Trust advanced the Company an additional $16,675. These advances bear interest at the rate of 8% per annum and are convertible into shares of common stock at the rate of $0.01 per share and are due in full on December 1, 2011. (Note 11)

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

NOTE 5: DUE TO RELATED PARTY

                                                 December 31,      December 31,
                                                     2009        2008 (Restated)
                                                 ------------   ----------------
Accrued wages ................................   $          -     $     33,615
Accrued interest payable .....................              -            2,071
Due to Tucker Family Spendthrift Trust .......              -            2,500
Note payable - Apollo Entertainment Group, Inc              -           50,000
Due to Apollo Entertainment Group, Inc. ......              -            1,200
                                                 ------------     ------------
                                                 $          -     $     89,386
                                                 ============     ============

On June 24, 2008 in connection with the formation the Company borrowed $50,000 from our Parent, Apollo Entertainment Group. The loan carried interest at the rate of 8% per annum and was due on demand. On October 19, 2009, the notes had accrued interest of $5,271.

During 2008, the Company's Parent also advanced $1,200. During 2009, the Company's Parent advanced another $15,100.

On October 19, 2009, our Parent Apollo Entertainment Group, Inc., entered into a Stock Purchase and Sale Agreement. In connection with the closing of the transaction, the $50,000 note payable from Alpha to Apollo was forgiven as well as $16,300 in advances to the Company by Apollo. As a post closing obligation of the sale of the common stock of our parent, Apollo has agreed to spin off its holdings in the Company to those pre-closing shareholders of record of the Apollo at the close of business on (1) clearance day by the Securities and Exchange Commission of Alpha's S-1 Registration Statement, or (2) December 31, 2009, whichever is later. The company will spin off the shares on the basis of one Alpha share for every one Apollo share beneficially owned prior to the change in control.

During the period from the date of inception June 24, 2008 through December 31, 2008, The Tucker Family Spendthrift Trust, a Trust controlled by our Parent's majority stockholder, advanced the Company $2,500. The advance was considered short-term in nature and was due on demand. On December 2, 2009, these advances were converted to a Convertible Notes Payable. (See Note 4)

Effective July 1, 2008, Alpha entered into a consulting agreement whereby the consultant was to receive $1,000 per month for a minimum of 40 hours per month of consulting services. Additionally the consultant received 600,000 shares of Apollo common stock. The shares were to vest ratably over a three year period and were subject to forfeiture if the consultant did not remain with Alpha for a period of three years. During October 2009, the agreement was amended due to a Stock Purchase and Sale Agreement entered into by our Parent, the consultant became fully vested in his shares. Additionally, all compensation previously accrued as due to the consultant was forgiven in October 2009 as a condition of the closing.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

Effective July 1, 2008, Alpha entered into employment agreements with two employees. Alpha was to pay the employees $4,000 and $2,000 per month, respectively. Additionally the employees each received 300,000 shares of Apollo common stock. The shares were to vest ratably over a three year period and were subject to forfeiture if the employee did not remain with Alpha for a period of three years. In relation to the Stock Purchase and Sale Agreement entered into by our Parent, the employees became fully vested in their shares in October 2009 and al compensation previously accrued as due to the employees was forgiven as a condition of the closing.

NOTE 6: INCOME TAXES

At December 31, 2009 and December 31, 2008 deferred tax assets consist of the following:

                                                 December 31,      December 31,
                                                     2009        2008 (Restated)
                                                 ------------   ----------------
Federal loss carryforwards ..............          $ 46,269          $ 28,462
State operating loss carryforwards ......             7,923             4,874
                                                   --------          --------
                                                     54,192            33,336
Less: valuation allowance ...............           (54,192)          (33,336)
                                                   --------          --------
                                                   $      -          $      -
                                                   ========          ========

The Company has established a valuation allowance equal to the full amount of the deferred tax asset primarily due to uncertainty in the utilization of the net operating loss carry forwards.

The effective tax rate is lower than the statutory rate due to net operating losses.

The net operating loss carry forwards begin to expire in 2029 for both federal and state purposes.

NOTE 7: STOCKHOLDERS' EQUITY (DEFICIT)

During 2008, the Company issued 100,000 common shares (16,644,659 shares post split) to shareholders at $0.001 per share, for $239.

On December 7, 2009, the Company enacted a 166.45 to 1 forward split on the common shares.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

NOTE 8: COMMITMENTS

On June 26, 2008, the Company leased an office and warehouse facility. The lease commenced August 1, 2008 with monthly rental payments of $2,961. The lease continues through July 2011. Rent expense included in general and administrative expenses for 2008 related to the aforementioned lease agreement was $17,807. For 2009, rent expense was $34,013. In October 2009, the lease was amended to reduce the monthly rental payment to $2,200, and accepted the sum of $9,300 as payment in full of the past due rent balance of $13,307.

A schedule of future minimum payments due under the operating lease is as follows:

Year Ending December 31,        Amount
------------------------       --------
2010                           $ 26,400
2011                             15,400
                               --------
                               $ 41,800
                               ========

NOTE 9: GOING CONCERN

At December 31, 2009, the Company has a working capital deficit. As such, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have sufficient working capital for its planned activities, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through cash flows from operations, short-term loans from its shareholders and additional equity investments, which will enable the Company to continue operations for the coming year.

NOTE 10: RESTATEMENT

As of December 31, 2008, the Company restated accounts receivable to increase the allowance for doubtful accounts of $3,826 and accrued for additional liabilities of $4,295 related to utility and payroll expenses. In addition, the Company reclassified $1,723 of due to related party to accrued liabilities that was related to payroll liabilities of the Company's employees. Due to the additional allowance for doubtful accounts and accrued liabilities, the Company increased general and administrative expenses by $8,121 for the period from inception (June 24, 2008) through December 31, 2008. Net loss for the same period also changed from $132,115 to $140,236.

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

The Company restated its financial statements as follows:

                                                     December 31,   December 31,
                                                         2009           2008
                                                    --------------  ------------
                                                    (As previously   (Restated)
                                                       reported)

                                     ASSETS

Current Assets:
  Cash and cash equivalents ......................  $       2,881   $     2,881
  Accounts receivable-trade, net .................         12,077         8,251
  Inventory, net .................................          5,518         5,518
  Prepaid expense ................................              -         1,000
                                                    -------------   -----------

    Total Current Assets .........................         21,476        17,650

Property and Equipment, net ......................         12,580        12,580

    Total Assets .................................  $      34,056   $    30,230
                                                    =============   ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable ...............................  $      21,927   $    21,927
  Accrued liabilities ............................          1,251         7,269
  Due to related parties .........................         91,109        89,386
                                                    -------------   -----------

    Total Current Liabilities ....................        114,287       118,582

    Total Liabilities ............................        114,287       118,582
                                                    -------------   -----------

Stockholders' Deficit:
  Common stock, $.001 par value 100,000,000
   authorized 16,644,659 issued and outstanding
   (adjusted for forward split) ..................         16,645        16,645
  Additional Paid in Capital .....................        (16,406)      (16,406)
  Deficit accumulated during the development stage        (80,470)      (88,591)
                                                    -------------   -----------
    Total Stockholders' Deficit ..................        (80,231)      (88,352)
                                                    -------------   -----------
    Total Liabilities and Stockholders' Deficit     $      34,056   $    30,230
                                                    =============   ===========

                             ALPHA MUSIC MFG. CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
        PERIOD FROM JUNE 24, 2008 (INCEPTION) THROUGH DECEMBER 31, 2009

NOTE 11: SUBSEQUENT EVENTS

Effective January 1, 2010, the Company entered into a consulting agreement whereby the consultant will receive compensation of $250 per month. Additionally, the Company entered into new employment agreements with two employees, whereby they receive compensation of $1,000 and $500 per month. These agreements each have one year terms commencing on January 1, 2010.

In 2010 the Tucker Family Spendthrift Trust advanced the Company an additional $16,675. These advances bear interest at the rate of 8% per annum and are convertible into common shares at $0.01 per share and are due in full on December 1, 2011.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

         The expenses of registration and distribution will be borne exclusively by the Registrant and include:

         Registration Fee ..................................   $   nil
         Electronic Filing .................................     1,000
         Transfer Agent Fees ...............................     1,500
         Legal .............................................    15,000
         Accounting ........................................     2,700
                                                               -------
         Total .............................................   $20,200

                     RECENT SALE OF UNREGISTERED SECURITIES

         None. We are a wholly owned subsidiary of Apollo Entertainment.

EXHIBITS.

3(i).1   Articles of Incorporation *
3(ii).1  By-laws *
5.1      Opinion on legality
10.1     Employment Agreement with Linford Ellis *
10.2     Employment Agreement with Kathleen Ellis *
10.3     Consulting Agreement with Jeffrey Collins *
10.4     Form of Convertible Debenture *
10.5     Stock Purchase and Sale Agreement
23.1     Consent of auditors
23.2     Consent of Jeffrey G. Klein, P.A. (Included as part of Exhibit 5.1)

* Previously filed January 6, 2010 as part of the Company's S-1 Registration Statement.

                                  UNDERTAKINGS

         Upon effectiveness of this registration statement, the Registrant will provide to its parent company certificates in such denominations and registered in such names as required to permit prompt distribution to the named shareholders.

         Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to any provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plantation, State of Florida on April 28, 2010.

Registrant: Alpha Music Mfg Corp.

By: /s/ Linford Ellis
    -----------------
    CEO and President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Linford Ellis
-----------------
CEO, President, Chief Accounting Officer and Director
April 28, 2010


/s/ Kathleen Ellis
------------------
Vice president/Director
April 28, 2010